SALE AGREEMENT ASSIGNMENT

This Sale Agreement Assignment (“Assignment”) is made as of December 21, 2007 by and between Triple Net Properties, LLC, a Virginia limited liability company (“Assignor”), and G&E Apartment REIT The Heights at Old Towne, LLC, a Delaware limited liability company (“Assignee”), and is made with respect to the Sale Agreement by and between Assignor and Fort Nelson Apartments, L.L.C., a Delaware limited liability company (“Seller”) dated December 10, 2007 (“PSA”). For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Assignor hereby assigns to Assignee all of Assignor’s right, title and interest in and to the PSA, the escrow created pursuant to the PSA, any Deposits (as defined in the PSA) in such escrow or held by Seller, and all other rights and assets appurtenant to any of the foregoing (“Assets”).

Assignee hereby accepts the Assets and assumes all of Assignor’s obligations under the PSA, whether arising before or after the date of this Assignment. Assignor acknowledges that it is not released from any PSA obligations, whether arising before or after the date of this Assignment, as a result of such assignment.

Upon deliver hereto to Seller, Buyer’s address per PSA Section 12 is hereby unchanged.

In witness whereof, the undersigned have executed this Assignment as of the above date.

Assignor: Triple Net Properties, L.L.C. a Virginia limited liability company

By:/s/ Francene LaPoint
Title: CFO

Assignee: G&E Apartment REIT The Heights at Olde Towne, LLC, a Delaware limited liability company

By: /s/ Shannon K S Johnson

Shannon K S Johnson,
Authorized Signatory